Exhibit 99.1
Vanguard Health Systems, Inc.
Supplemental Financial Information (unaudited)
Reconciliation of Adjusted EBITDA to Net Income (Loss) Attributable to Stockholders for Vanguard Health Systems, Inc. on a Pro Forma Basis
     The following table provides Adjusted EBITDA of Vanguard Health Systems, Inc. on a pro forma basis giving effect to the acquisitions of The Detroit Medical Center (“DMC”), which was effective on January 1, 2011, and Westlake Hospital and West Suburban Medical Center and related ancillary businesses (“Resurrection Facilities”), which was effective on August 1, 2010, for certain financial periods. The table also includes a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure of Adjusted EBITDA, net income (loss) attributable to stockholders, for these same financial periods.

			Resurrection		Pro Forma
	Vanguard	DMC	Facilities		Combined
	Twelve months	Twelve months	Nine months	Acquisition	Twelve months
	ended	ended	ended	Pro	ended
	September 30,	September 30,	June 30,	Forma	September 30,
	2010	2010	2010	Adjustments	2010
	(In millions)
Net income (loss) attributable to stockholders	$(49.5)	$25.9	$(102.0)	$26.9	$(98.7)
Interest, net	123.1	29.9	3.2	(32.4)	123.8
Income tax expense (benefit)	(18.3)	—	—	(24.9)	(43.2)
Depreciation and amortization	143.2	79.7	8.6	(14.7)	216.8
Non-controlling interests	3.0	—	—	—	3.0
Equity method income	(1.0)	—	—	—	(1.0)
Stock compensation	3.5	—	—	—	3.5
Loss on disposal of assets	1.8	—	—	—	1.8
Monitoring and management fees and expenses	5.2	—	23.2	—	28.4
Realized and unrealized losses (gains) on investments	—	—	0.2	(2.0)	(1.8)
Acquisition related expenses	6.8	(7.8)	—	3.5	2.5
Debt extinguishment costs	73.5	—	—	—	73.5
Impairment losses	43.1	1.3	84.6	—	129.0
Pension expense	—	—	—	19.6	19.6
Regulatory settlement expense	—	30.0	—	—	30.0
Income from discontinued operations, net of taxes	1.0	—	—	—	1.0

Adjusted EBITDA (1)	$335.4	$159.0	$17.8	$(24.0)	$488.2

(1)	We define Adjusted EBITDA as income (loss) attributable to stockholders before interest expense (net of interest income), income taxes, depreciation and amortization, non-controlling interests, equity method income, stock compensation, gain or loss on disposal of assets, monitoring and management fees and expenses, realized and unrealized gains or losses on investments, acquisition related expenses, debt extinguishment costs, impairment losses, pension expense, regulatory settlement expense and discontinued operations, net of taxes. Adjusted EBITDA is not intended as a substitute for net income (loss) attributable to stockholders, operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States (“GAAP”). Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies due to varying methods of calculation.